Exhibit 99.1

News Release

P. O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK AUTHORIZES $50 MILLION STOCK REPURCHASE

          WINCHESTER, Va. (November 20, 2006) -- American Woodmark Corporation (NASDAQ: AMWD) announced today that its board of directors authorized a new stock repurchase program aggregating $50 million.  This program is in addition to the previous $20 million authorization that was announced in July 2006.

          Commenting on the new authorization, Chairman and CEO Jake Gosa stated, “This new repurchase program is much larger than our previous repurchase initiatives.  This new program, combined with the recent doubling of our dividend, is indicative of the confidence we have in our Company’s continued ability to gain market share and grow sales, net income and free cash flow.  We remain bullish on the long-term prospects for the U.S. economy and the housing industry in particular.  We expect the Company will utilize this repurchase authorization over the next one to two years.”

          American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors.

          The Company currently operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country.  To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.